                                                                    Exhibit 99.1

                     7961 SHAFFER PARKWAY
                     SUITE 5
[GRAPHIC OMITTED]    LITTLETON, COLORADO 80127
                     TELEPHONE (720) 981-1185
                     FAX (720) 981-1186

                                           Trading Symbol:  VGZ
                                         Toronto and American Stock Exchanges

________________ NEWS__________________

VISTA GOLD CORP. ANNOUNCES APPOINTMENT OF INTERIM PRESIDENT AND CEO


DENVER, COLORADO MAY 25, 2004 - Vista Gold Corp. (TSX & AMEX: VGZ) announced today that Michael B. Richings, former President and CEO from June 1995 to September 2000, and current member of the Board of Directors, has agreed to assume the role of President and CEO of the Company while a permanent replacement is sought for President and CEO Ronald J. (Jock) McGregor, who passed away suddenly and unexpectedly yesterday, in Littleton, Colorado. The appointment of Mr. Richings was made effective today at a meeting of the Board of Directors.

"Mike Richings is the ideal person to step in and manage the Company during the period while we search for a new President and CEO. Mike knows the business strategy of the Company and is well-acquainted with the Company's properties and its employees. The Company has developed a strong foundation, a dedicated shareholder following, a committed Board of Directors and a trusted management structure that will continue with the enthusiasm and commitment Jock exhibited," stated John Clark, board member and Chairman of the Audit and Compensation Committees. "The Board will work closely with Mike and Vista's management team to ensure the continued success of the Company and orderly transition to Mr. McGregor's successor. The plans and strategies that were developed so ably by Mr. McGregor will be continued and expanded. Meanwhile, our condolences go out to Jock's family and friends, and they are in our thoughts during this difficult time for them."







The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation's periodic reports, including the annual report on Form 10-K filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Howard Harlan at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com
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